Exhibit (h)(1)(B)

FORM OF AGREEMENT

FOR DISCUSSION PURPOSES ONLY

SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (“Agreement”) dated and effective as of November __, 2006, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and AXA Equitable Life Insurance Company, a New York stock life insurance company (the “Company”).

WHEREAS, EQ Advisors Trust is an open-end management investment company currently comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, upon completion of a substitution of shares of a series of the Trust for shares of a comparable series of another registered investment company in accordance with an order of approval and an order of exemption granted by the SEC on             , 2006, the Fund listed in Schedule A hereto is a series of the Trust;

WHEREAS, the Trust has retained the Company to furnish certain advisory and administrative services to the Fund; and

WHEREAS, the Company desires to retain the Sub-Administrator to furnish certain administrative services to the Fund, and the Sub-Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF SUB-ADMINISTRATOR

The Company hereby appoints the Sub-Administrator to act as sub-administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

In the event that the Company establishes one or more additional Funds (the “Additional Fund”) with respect to which it wishes to retain the Sub-Administrator to act as sub-administrator hereunder, the Company shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Additional Fund shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Company) may be modified with respect to each Additional Fund in writing by the Company and the Sub-Administrator at the time of the addition of such Fund.

2. DELIVERY OF DOCUMENTS

The Company will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to the Trust and or the Trust’s investment adviser and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws;

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the resolutions of the Board of Directors of the Trust (the “Board”) authorizing (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the administrator agreement between the Trust and its administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3. REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Sub-Administrator that:

a.	It is a stock life insurance company, duly organized, existing and in good standing under the laws of the state of its organization;

b.	It has the corporate power and authority under applicable laws, by its charter and by-laws, and pursuant to its agreements with the Trust to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Company’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it; and

f.	With respect to the Trust:

(1)	The Trust is a statutory trust duly organized, existing and in good standing under the laws of the State of Delaware;

(2)	The Trust is an investment company properly registered under the 1940 Act;

(3)	A registration statement under the 1933 Act and 1940 Act has been filed by the Trust and is effective and will remain effective during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; and

(5)	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest.

5. ADMINISTRATION SERVICES

The Sub-Administrator shall provide the following services, subject to the authorization and direction of the Company or the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Sub-Administrator:

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Fund’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board (or the Audit Committee of the Board (“Audit Committee”)) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;

c.	Prepare for the review by designated officer(s) of the Trust the Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual Fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to Fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, review calculations of fees paid to the Fund’s investment adviser, custodian, Fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund contained in the Registration Statement for the Fund as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator;

j.	Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

k.	Consult with the Trust’s officers, independent accountants, legal counsel, custodian, Fund accountant, distributor, and transfer agent in establishing the accounting policies of the Fund;

Fund Administration Blue Sky Services

l.	Perform Blue Sky services pursuant to the specific instructions of the Trust’s officers as detailed in Schedule B hereto;

Fund Administration Tax Services

m.	Compute tax basis provisions for both excise and income tax purposes;

n.	Prepare the Fund’s federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

o.	Coordinate Form 1099-DIV mailings; and

p.	Review and sign off on annual minimum distribution calculations (income and capital gain) prior to their declaration.

The Sub-Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6. FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Company such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Company shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Company agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Trust’s or Company’s behalf or at the Trust’s or the Company’s request or with the Company’s consent.

The Company acknowledges and agrees that the Trust and/or the Company, as the case may be, will bear all expenses that are incurred in the operation of the Trust and not specifically assumed by the Sub-Administrator. Expenses to be borne by the Trust and/or the Company, as the case may be, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, From N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Trust or the Company directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and cost of independent pricing services used in computing the Fund’s net asset value.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Company for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7. INSTRUCTIONS AND ADVICE

a. At any time, the Sub-Administrator may apply to any officer of the Trust or the Company or his or her designee for instructions and may consult with its own legal counsel or outside counsel for the Trust or the independent accountants for the Trust at the expense of the Company, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement.

b. The Sub-Administrator shall not be liable, and shall be indemnified by the Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust or the Company. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8. LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company or the Trust insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Company or the Trust by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator hereunder. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Company and the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Fund and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust and the Company including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2006 shall be the date of this Agreement through December 31, 2006, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2007 and terminating on December 31, 2007 shall be the date of this Agreement through December 31, 2006, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Company shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or the Company or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9. CONFIDENTIALITY

The Sub-Administrator agrees to treat all Confidential Information communicated to it by the Company or the Trust in connection with the activities contemplated by this Agreement as confidential. “Confidential Information” shall mean all records and information in the Sub-Administrator’s possession relating to the Trust and its shareholders and shareholder accounts. The Sub-Administrator will not use or disclose Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the Sub-Administrator is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the Company or the Trust. Confidential Information will not include information which: (a) is or becomes available to the general public through no fault of the Sub-Administrator; (b) is independently developed by the Sub-Administrator; or (c) is rightfully received by the Sub-Administrator from a third party without a duty of confidentiality. Notwithstanding the foregoing, the Company acknowledges that the Sub-Administrator may provide access to and use of Confidential Information relating to the Trust to the Sub-Administrator’s respective employees, contractors, agents, professional advisors, auditors or persons performing similar functions. In addition, the Sub-Administrator may aggregate Fund data with similar data of other customers of the Sub-Administrator (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.

10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Company acknowledges that the Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator.

11. SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Trust or the Company in any way or otherwise be deemed an agent of the Trust or the Company.

12. TERM, TERMINATION AND AMENDMENT

(a)	This Agreement shall become effective as of the date first above written. The Agreement shall remain in effect unless terminated by either party on sixty (60) days’ prior written notice. In the event Additional Fund(s) are added to this Agreement as set forth herein, termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund.

(b)	Upon termination of this Agreement, the Company shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

(c)	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13. NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Company:             , Attn:             , fax:             ; if to the Sub-Administrator: State Street Bank and

Trust Company, P.O. Box 5049, Boston, MA 02206-5049, Attn: Fund Administration Legal Department, fax: 617-662-3805.

14. NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Sub-Administrator.

15. SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Company and the Sub-Administrator and their respective successors and permitted assigns.

16. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17. WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18. SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19. GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20. REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21. COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

AXA EQUITABLE LIFE INSURANCE COMPANY

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Gary L. French
Title:	Senior Vice President

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s) and Classes of Shares

Fund	Classes of Shares
EQ/AXA Rosenberg Value Long/Short Equity Portfolio	Class IB

ADMINISTRATION AGREEMENT

SCHEDULE B

Notice Filing with State Securities Administrators

At the specific direction of the Trust, the Sub-Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Sub-Administrator by the Trust.

The Trust shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction. In the event that the Sub-Administrator becomes aware of (a) the sale of Trust shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Trust shares in excess of the number of Trust shares permitted to be sold in such jurisdiction, the Sub-Administrator shall report such information to the Trust, and it shall be the Trust’s responsibility to determine appropriate corrective action and instruct the Sub-Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.	Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2.	Filing of Trust’s renewals and amendments as required;

3.	Filing of amendments to the Trust’s registration statement where required;

4.	Filing Trust sales reports where required;

5.	Payment at the expense of the Trust of all Trust Notice Filing fees;

6.	Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.	Filing of annual reports and proxy statements where required; and

8.	The performance of such additional services as the Sub-Administrator and the Trust may agree upon in writing.

Unless otherwise specified in writing by the Sub-Administrator, Blue Sky services by the Sub-Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law. Any such determination shall be made by the Trust or its legal counsel. In connection with the services described herein, the Trust shall issue in favor of the Sub-Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                      that EQ Advisory Trust (the “Trust”) on behalf of EQ/AXA Rosenberg Value Long/Short Equity Portfolio (the Fund”), with principal offices at 1290 Avenue of the Americas, New York, New York 10104, makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Sub-Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The Power to submit notice filings for the Fund in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Sub-Administrator in connection with the notice filings of the Fund’s shares.

2. CHECKS. The power to draw, endorse, and deposit checks in the name of the Fund in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Sub-Administrator shall have authority to act on behalf of the Fund with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Sub-Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Sub-Administrator as or otherwise authorize the Sub-Administrator to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[NAME]
By:
Name:
Title:

Subscribed and sworn to before me this day of 20

Notary Public
State of

In and for the County of
My Commission expires